Exhibit 99.3

Reiner Becker
Chairman of the Board
(520) 547-3510
nuinnovat@nuproinnovations.com

                              FOR IMMEDIATE RELEASE

NUPRO  INNOVATIONS  INC.   ANNOUNCES   RESIGNATION  OF  PRESIDENT  AND  CEO  AND
APPOINTMENT OF NEW PRESIDENT AND CEO.

     TUCSON, Ariz. (February 20, 2002). Nupro Innovations Inc. (OTC BB:NUPP) today announces the resignation, effective February 16, 2002, of Elke Veselinovic to the offices of President and Chief Executive Officer. Mrs. Veselinovic was appointed to such offices on February 2, 2002, upon the death of her husband and former President and CEO of the company, Luba Veselinovic. Mrs. Veselinovic communicated her desire to devote time to her family and other personal matters. At a Special Meeting of the Board of Directors held on February 16, 2002, the board unanimously accepted Mrs. Veselinovic's resignation and appointed Reiner Becker, current Chairman of the Board, to the offices of President and Chief Executive Officer.

     "We understand and fully support Elke's priorities at this time," said Reiner Becker, Chairman of the Board, President and CEO. "Elke will continue to provide her insight to the company in her capacity as Director, therefore, we will not lose her experience and vision to continue commercializing NuPro's products."

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and 10-Q, and as amended, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in operating results, dependence on new product developments, rapid technological and market changes, manufacturing risks, volatility of the Company's stock price, financial risk management, and future growth subject to risks.